Exhibit 10.19

EXECUTION VERSION

CONFIDENTIAL

MONITORING AGREEMENT

This MONITORING AGREEMENT (this “Agreement”), dated as of November 30, 2010 (the “Effective Date”), is entered into by and among Univar Inc., a Delaware corporation (the “Company”), Univar USA Inc., a Washington corporation (“Opco”), and CVC Capital Partners Advisory Company (Luxembourg) S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (“Manager”).

W I T N E S S E T H:

WHEREAS, simultaneously with the execution of this Agreement, CD&R Univar Holdings, L.P. and certain of its affiliates are acquiring shares of the Company’s common stock, representing 42.5% of the issued and outstanding shares of the Company’s common stock (the “Investment”), pursuant to, and on the terms and subject to the conditions set forth in, the Stock Purchase Agreement, dated as of August 31, 2010 (the “Stock Purchase Agreement”), among CDR Ulysses, LLC, the Company and Univar N.V., a company organized under the laws of the Netherlands (“Holdings”);

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, the Company, Manager, and certain other parties have entered into an Indemnification Agreement, dated the date hereof (as the same may be amended from time to time in accordance with its terms, the “Indemnification Agreement”);

WHEREAS, the Company desires that it and its subsidiaries (together, the “Company Group”) receive certain monitoring services from Manager, and Manager desires to provide such monitoring services to the members of the Company Group; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into a consulting agreement (the “Consulting Agreement”) with Clayton, Dubilier & Rice, LLC (the “Other Manager”), pursuant to which the Other Manager is to provide consulting and transaction services to the Company Group;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Engagement. The Company hereby engages Manager (on behalf of the members of the Company Group) to provide the Monitoring Services, and Manager hereby agrees to provide the Monitoring Services to the Company and the other members of the Company Group on the terms and subject to the conditions set forth below.

2. Scope of Future Monitoring Services.

(a) Monitoring Services. Manager hereby agrees, during the term of this Agreement, to provide the members of the Company Group with such consulting and management advisory services in connection with the operations of the Company as may reasonably be requested from time to time by the Company (collectively, the “Monitoring Services”), including providing (i) advice in connection with the negotiation and consummation of significant agreements, contracts, documents and instruments to be entered into by the Company Group, (ii) strategic, financial, managerial and operational advice relating to the Company Group, including advice with respect to strategies for improving the operating, marketing and financial performance of the Univar Group, budgets, business plans and other financial information, financing working capital requirements, currency, interest rates, hedging, and expansion plans, restructuring and integration, (iii) advice in connection with any transaction directly or indirectly in connection with the holding or the disposal in any form of the indirect investment of members of the Company Group, and (iv) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as Manager and the Company’s board of directors (the “Board”) may from time to time agree.

(b) Services Non-Exclusive. Manager will devote such time and efforts to the performance of the services contemplated hereby as Manager deems reasonably necessary or appropriate, provided that no minimum number of hours is required to be devoted on a weekly, monthly, annual or other basis. The Company and Opco (on behalf of themselves and the other members of the Company Group) hereby acknowledge that Manager’s services are not exclusive to the Company Group and that Manager will render similar services to other persons and entities.

(c) Applicability of Indemnification Agreement. The Company and Opco (on behalf of themselves and the other members of the Company Group) hereby acknowledge and agree that the services provided by Manager hereunder, including the Monitoring Services, are being provided subject to the terms of this Agreement (including, without limitation, Section 7) and the Indemnification Agreement.

3. Compensation; Reimbursement of Expenses.

(a) Compensation for Monitoring Services. As compensation for the Monitoring Services, the Company shall, or shall cause one or more other members of the Company Group to, on behalf of the members of the Company Group, pay Manager a fee of $2,500,000 per year (together, the “Monitoring Fee”), one quarter of which shall be payable quarterly in arrears on the last day of each December, March, June and September (each, a “Monitoring Services Payment Date”). The Monitoring Fee shall begin accruing immediately following the consummation of the Acquisition, and the amount of the Monitoring Fee accrued prior to the next succeeding Monitoring Services Payment Date shall be payable on such Monitoring Services Payment Date. The

Monitoring Fee may be increased only by the Company. The Monitoring Fee may not be decreased without the prior written consent of Manager. As used herein, “Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with, such person or entity.

(b) Reimbursement of Expenses. The Company shall, or shall cause one or more other members of the Company Group to, on behalf of the members of the Company Group, reimburse Manager for such reasonable travel and other out-of-pocket expenses (“Expenses”) as may be incurred by Manager and its Affiliates and its and their respective employees and agents in the course or on account of rendering any services under this Agreement, including but not limited to any applicable fees and expenses of any legal, accounting or other professional advisors to Manager and its subsidiaries and Affiliates and any expenses incurred by any Manager Designee in connection with the performance of his or her duties to any member of the Company Group, including the cost of all air travel, whether on commercial or private aircraft. Manager may submit monthly expense statements to the Company or any other such member of the Company Group, which statements shall be payable within thirty days. Nothing in this Section 3 shall limit any obligations of any member of the Company Group to reimburse any costs and expenses to Manager or any Manager Affiliate (as defined below) under the Indemnification Agreement or the Stockholders Agreement, dated the date hereof, among the Company, certain affiliates of Manager and the other stockholders of the Company party thereto (as the same may be amended from time to time, the “Stockholders Agreement”).

(c) Allocation of Payments. The Company shall not agree with its independent accountants to allocate the amounts paid to Manager pursuant to this Agreement to specific services provided hereunder without the consent of Manager (not to be unreasonably withheld).

(d) Obligations Joint and Several. Opco and the Company (on behalf of themselves and the other members of the Company Group) hereby agree that the obligations of the Company under this Section 3 shall be borne jointly and severally by each member of the Company Group.

4. Term, etc.

(a) This Agreement shall be in effect until, and shall terminate upon, the tenth anniversary of the date hereof, and may be earlier terminated by Manager on thirty days’ prior written notice to the Company. In addition, in connection with the consummation of a “change of control transaction” or an “IPO” (in each case, as defined in the Stockholders Agreement), the Company may terminate this Agreement by delivery of a written notice of termination to Manager. The provisions of this Agreement shall survive any termination hereof, provided that, notwithstanding the foregoing, Sections 1 and 2 (other than Section 2(c)) shall not survive any termination hereof and provided, further, that Section 3 shall survive any termination hereof solely as to any portion of any Monitoring Fee or Expenses not paid or reimbursed prior to such termination and not required to be paid or reimbursed thereafter pursuant to Section 4(c).

(b) Upon any consolidation or merger of the Company, or any conveyance, transfer or lease of all or substantially all of the assets of any member of the Company Group, the entity formed by such consolidation, or into which such member of the Company Group is merged or to which such conveyance, transfer or lease is made (each, a “Successor Entity”), shall succeed to and be substituted for the Company or such member of the Company Group, as applicable, under this Agreement with the same effect as if the Successor Entity had been a party hereto. No such consolidation, merger or conveyance, transfer or lease shall have the effect of terminating this Agreement or of releasing any member of the Company Group or any Successor Entity from its obligations hereunder.

(c) Upon any termination of this Agreement, the Company, agrees immediately to pay or reimburse, (or cause one or more other members of the Company Group to pay or reimburse), as the case may be, (i) any accrued and unpaid installment of the Monitoring Fee or portion thereof and any unpaid and unreimbursed Expenses that shall have been incurred prior to such termination (whether or not such Expenses shall then have become payable) plus (ii) the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Monitoring Fee that would have been payable with respect to the period from the termination date through the tenth anniversary of the Effective Date, or, if terminated following the tenth anniversary of the Effective Date, through the first anniversary of the Effective Date occurring after the termination date (the “Termination Fee”). If, at any time, no member of the Company Group is permitted to make any payment or reimbursement due to Manager under this Agreement under the terms of any credit agreement or other financing agreement to which any member of the Company Group is a party, such obligations shall accrue as provided herein, but payment or reimbursement thereof shall be deferred until such time as (i) such payments are no longer prohibited under the terms of the applicable agreement, or (ii) the loan amount due thereunder is repaid in full. In the event of the liquidation of the Company, all amounts due Manager under this Agreement shall be paid to Manager before any liquidating distributions or similar payments are made to stockholders of the Company.

5. Information; Confidentiality; Other Agreements.

(a) The Company will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective employees and agents to furnish, Manager with such information (the “Information”) as Manager reasonably believes appropriate to its engagement hereunder. The Company acknowledges and agrees that (a) Manager will rely on the Information and on information available from generally recognized public sources in performing the Monitoring Services and (b) Manager does not assume responsibility for the accuracy or completeness of the Information and such other information.

(b) The Company and Opco (on behalf of themselves and the other members of the Company Group) hereby consent to the Manager and any Manager Affiliate (as defined below) sharing any information it receives from the Company Group with any other Manager Affiliates (other than other portfolio companies) and to the internal use by Manager and such Manager Affiliates of any information received from the Company Group, subject, however, to (i) Manager maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable law and (ii) the recipient of such information being subject to an agreement (or being under a duty of trust or confidence) to maintain the shared information in confidence.

(c) Any advice or opinions provided by Manager or Manager Affiliates may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except in accordance with Manager’s prior written consent.

(d) The Manager will coordinate with the Other Manager in connection with its provision of services to the Company Group pursuant to the Consulting Agreement, provided that, the Manager shall not be liable to any member of the Company Group as a result of any such services provided, or the failure to provide such services, by the Other Manager.

6. Independent Contractor Status. The parties acknowledge and agree that Manager shall perform the Monitoring Services as an independent contractor, retaining control over and responsibility for its own operations and personnel and those of its controlled Affiliates (other than the Company Group). The Company further acknowledges and agrees that Manager may, in its sole discretion, remove or substitute any of the members of, or add members to, the team of professional employees of Manager and its Affiliates that will be providing services pursuant to this Agreement, and that any such removal, substitution or addition shall not in any way modify or affect any of the obligations of the Company hereunder, including, without limitation, its obligation to pay the any fee or reimburse any Expenses. Neither Manager nor any Manager Affiliate shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of any member of the Company Group, nor shall any of them have authority hereunder to contract in the name of or bind any member of the Company Group, except (i) to the extent that any professional employee of Manager or any of its subsidiaries may be serving as a director or an officer of any member of the Company Group or (ii) as expressly agreed to in writing by such member of the Company Group. Any duties of Manager arising out of its engagement to perform services hereunder shall be owed solely to the members of the Company Group. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this Agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its Affiliates, or any present or future creditor of the Company or its Affiliates, any rights or remedies under or by reason of this Agreement or any performance hereunder.

7. Limitation on Liability. Except in cases of gross negligence or willful misconduct, Manager shall have no liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of the Monitoring Services and in no event shall any such liability be in excess of the fees received by Manager hereunder. Each of the Company and Opco (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than Manager shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future director, officer, agent, Affiliate or employee of Manager (or any of their successors or permitted assignees), against any former, current or future general or limited partner, member or stockholder of Manager (or any of its successors or permitted assignees) or against any former, current or future director, officer, agent, employee, Affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, “Manager Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company or any other member of the Company Group against Manager Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

8. Outside Activities. In recognition that Manager and Manager Affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which Manager or Manager Affiliates may serve as an advisor, a director or in some other capacity, and in recognition that Manager or Manager Affiliates have myriad duties to various investors and partners, and in anticipation that the Company Group, on the one hand, and Manager or Manager Affiliates, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company Group hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 8 are set forth to regulate, define and guide the conduct of certain affairs of the Company Group as they may involve Manager. Except as Manager may otherwise agree in writing after the date hereof:

(a) Manager and Manager Affiliates shall have the right: (i) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, any member of the Company Group), (ii) to directly or indirectly do business with any client or customer of the Company Group, (iii) to take any other action that Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 8 and (iv) not to present potential transactions, matters or business opportunities to any member of the Company Group, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(b) Manager and Manager Affiliates shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company Group or any of their affiliates or to refrain from any actions specified in Section 8(a), and the Company, on its own behalf and on behalf of the other members of the Company Group, hereby renounces and waives any right to require Manager or any Manager Affiliate to act in a manner inconsistent with the provisions of this Section 8.

(c) None of Manager or any Manager Affiliate shall be liable to any member of the Company Group or any of their direct or indirect stockholders or their respective Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 8 or of any such person’s participation therein.

9. Notice. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

If to the Company or Opco:

Univar Inc.
17425 NE Union Hill Road
Redmond, Washington 98052
Attention: General Counsel
Facsimile: (425) 889-3500

If to Manager:	CVC Capital Partners Advisory Company
Luxembourg) S.à.r.l
20, Avenue Monterey
L-2163 Luxembourg, Grand-Duchy of
Luxembourg
Attention: Emanuela Brero
Facsimile: + 352 26 47 8367

with a copy to (which shall not constitute notice):	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: George Sampas, Esq. Facsimile: (212) 291-9131

In each case, with a copy to:	Clayton, Dubilier & Rice, LLC 375 Park Avenue 18th Floor New York, New York 10152 Attention: Theresa Gore Facsimile: (212) 407-5252

with a copy to (which shall not constitute notice):	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: Paul S. Bird, Esq. Jonathan E. Levitsky, Esq. Facsimile: (212) 909-6836

10. Entire Agreement; Severability; No Representations or Warranties. This Agreement together with the Stockholders Agreement, the Indemnification Agreement and the transactions contemplated hereby and thereby (a) contain the complete and entire understanding and agreement between Manager and the Company with respect to the subject matter hereof and (b) supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect. The Company acknowledges and agrees that Manager makes no representations or warranties in connection with this Agreement or its provision of the Monitoring Services. The Company agrees that any acknowledgment or agreement made by the Company in this Agreement is made on behalf of the Company and the other members of the Company Group.

11. Counterparts; Amendments and Waivers. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and which together shall constitute one agreement. This Agreement may be executed by facsimile signatures. This Agreement may not be amended, restated, supplemented or otherwise modified, and no provision of this Agreement may be waived, other than in a writing duly executed by the parties hereto.

12. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that (i) except as provided in clause (ii) and (iii) of this proviso, neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto, and (ii) any assignment by Manager of its rights but not the obligations under this Agreement to any entity directly or indirectly controlling, controlled by or under common control with Manager shall be expressly permitted hereunder and shall not require the prior written consent of the Company. This Agreement is not intended to confer any right or remedy hereunder upon any person or entity other than the parties to this Agreement and their respective successors and assigns.

13. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

14. Arbitration.

(a) Any dispute, claim or controversy arising out of, relating to, or in connection with this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be finally determined by arbitration. The arbitration shall be administered by JAMS. If the disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Comprehensive Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties. If no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties.

(b) The seat of the arbitration shall be New York, New York. The parties submit to jurisdiction in the state and federal courts of the State of New York for the limited purpose of enforcing this agreement to arbitrate.

(c) The arbitration shall be conducted by one neutral arbitrator unless the parties agree otherwise. The parties agree to seek to reach agreement on the identity of the arbitrator within thirty days after the initiation of arbitration. If the parties are unable to reach agreement on the identity of the arbitrator within such time, then the appointment of the arbitrator shall be made in accordance with the process set forth in JAMS Comprehensive Rule 15.

(d) The arbitration award shall be in writing, state the reasons for the award, and be final and binding on the parties. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the attorneys’ fees of the prevailing party. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(e) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, JAMS, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CVC CAPITAL PARTNERS ADVISORY
COMPANY (LUXEMBOURG) S.À R.L.

By:
	Name:	Emanuela Brero
	Title:	Director

UNIVAR, INC.

By:
Name:
Title:

UNIVAR USA INC.

By:
Name:
Title:

[Signature Page to the Monitoring Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CVC CAPITAL PARTNERS ADVISORY
COMPANY (LUXEMBOURG) S.À R.L.

By:
Name:
Title:

UNIVAR, INC.

By:
	Name:	Peter Heinz
Title:

UNIVAR USA INC.

By:
	Name:	Peter Heinz
Title:

[Signature Page to the Monitoring Agreement]